                                                                    Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE                         CONTACT:      David P. Boyle, CPA
                                                            President and CEO
         PHONE: (330) 264-1222
                                                            EXT: 228


                           WAYNE BANCORP, INC. REPORTS
                           2003 FIRST QUARTER RESULTS

         WOOSTER, Ohio - April 17, 2003 - Wayne Bancorp, Inc. (NASDAQ:WNNB), parent company of Wayne County National Bank (WCNB), Chippewa Valley Bank (CVB) and MidOhio Data, Inc. (Mid), today announced its 2003 first quarter results:

         In the quarter ended March 31, 2003, Wayne Bancorp, Inc. reported net income of $2,228,000, or $.47 per share. This compares to first quarter 2002 net income of $2,292,000, or $.47 per share. Return on average equity for the first quarter of 2003 was 13.32 percent compared to 14.49 percent for the same period one year ago, while return on average assets for the first quarter of 2003 was
1.46 percent compared to 1.52 percent for the same period one year ago.

         "Despite the many national and global uncertainties that exist, and continued weak economic conditions, we are pleased with the financial performance of the Company, its strong focus on customer service and sound asset quality," said David P. Boyle, President and CEO, Wayne Bancorp, Inc. "While total assets grew by more than $18 million, or 3.1 percent, we experienced a slight decline of $64 thousand, or 2.8 percent, in net income due to continued pressure on our net interest margin as a result of the current low interest rate environment." Boyle added, "Our primary focus remains on the long-term performance of the Company, including sound asset growth fundamentals, strong asset quality, net interest margin management and expense control so that we may reward our shareholders year after year with quality earnings and strong performance."

         Net interest income for the first quarter decreased from $6,209,000 in 2002, to $6,073,000 in 2003, which represents a decrease of 2.2 percent, or $136,000. The Company experienced a 9.6 percent decrease in interest income, while interest expense declined by 23.9 percent primarily due to the prolonged low interest rate environment. The substantial decline in interest expense is due to the Company's ability to lower rates on deposit accounts in correlation to declines in asset yields, as well as Management's hands on approach to balance sheet management. Due to the balance sheet structure and an increase in average earning assets, management believes the Company is well positioned to take advantage of future interest rate increases as economic conditions improve.

         Non-interest income for the first quarter increased $99,000, or 8.0 percent, to $1,329,000 compared to $1,230,000 for the same quarter in 2002. This increase is due to increases in several areas, including service charges and fees on deposits, income from Chippewa Valley Title Agency, Inc, a wholly-owned subsidiary of WCNB, and net gains recognized on the sale of mortgage loans into the secondary market.

         Non-interest expenses for the first quarter increased $212,000, or 5.2 percent, to $4,253,000 compared to $4,041,000 for the same period in 2002. This is due to increases in expenses related to compensation and employee health insurance, building and equipment expenses, and other non-interest expenses.

         Total assets increased by $18.6 million, or 3.1 percent, to stand at $619.3 million at March 31, 2003, compared to $600.7 million at March 31, 2002. This increase in assets is primarily due to a $5.9 million increase in loans while securities and federal funds sold increased by $5.3 million. The Company's loan growth has been achieved despite selling $29.6 million of mortgage loans into the secondary market since the same period last year. These loans are sold for interest rate risk and liquidity purposes. The primary funding source for this asset growth has been from a $22.2 million increase in deposits offset by an $8.5 million reduction in short-term borrowings and other borrowed funds.

         Wayne Bancorp, Inc (NASDAQ:WNNB) is a $619 million financial services company. Its bank subsidiaries -- Wayne County National Bank (founded 1845) and Chippewa Valley Bank (founded 1907) -- operate 21 banking centers in Wayne, Holmes, Medina and Stark Counties. The Company's non-bank subsidiaries, MidOhio Data, Inc. which performs proof operations for the bank affiliates and data processing for CVB, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB, are both located in Wayne County. For more information, visit Wayne County National Bank's Web site at wcnb.com and Chippewa Valley Bank's Web site at chipbank.com.

                      CONSOLIDATED STATEMENTS OF CONDITION

(UNAUDITED)                                                                           MARCH 31,
(IN THOUSANDS OF DOLLARS EXCEPT SHARE DATA)                                      2003           2002
-------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                       $26,141        $20,121
  Federal funds sold                                                             11,075          8,865
                                                                          -----------------------------
     TOTAL CASH AND CASH EQUIVALENTS                                             37,216         28,986
  Securities, available-for-sale                                                178,008        174,927
  Loans held-for-sale                                                            25,259          6,064
  Loans                                                                         365,413        378,681
  Allowance for loans                                                           (6,040)        (5,874)
                                                                          -----------------------------
     NET LOANS                                                                  359,373        372,807
  Premises and equipment                                                         11,330         10,189
  Other assets                                                                    8,071          7,693
                                                                          -----------------------------
     TOTAL ASSETS                                                              $619,257       $600,666
                                                                          -----------------------------

LIABILITIES
  Deposits
    Non-interest bearing                                                        $70,772        $68,276
    Interest bearing                                                            449,262        429,570
                                                                          -----------------------------
     TOTAL DEPOSITS                                                             520,034        497,846
  Short-term borrowings                                                          25,818         28,711
  Other borrowed funds                                                            1,393          6,872
  ESOP loan                                                                       1,533          1,671
  Other liabilities                                                               3,596          3,141
                                                                          -----------------------------
     TOTAL LIABILITIES                                                         $552,374       $538,241

SHAREHOLDERS' EQUITY
  Common stock - stated value $1 per share                                        4,917          4,917
  Shares authorized - 12,000,000 in 2003 and 2002
  Shares issued - 4,916,911 in 2003 and 4,917,218 in 2002
  Shares outstanding - 4,754,768 in 2003
     and 4,642,926 in 2002
  Paid-in capital                                                                13,187         13,148
  Retained earnings                                                              51,280         52,199
  Unearned ESOP shares                                                          (1,334)        (1,607)
  Treasury stock, at cost                                                       (4,440)        (7,653)
  Accumulated other comprehensive income                                          3,273          1,421
                                                                          -----------------------------
     Total shareholders' equity                                                  66,883         62,425
                                                                          -----------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $619,257       $600,666
                                                                          -----------------------------


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                        CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)                                                                       THREE MONTHS ENDED
(IN THOUSANDS OF DOLLARS                                                               MARCH 31,
EXCEPT PER SHARE DATA)                                                            2003           2002
-------------------------------------------------------------------------------------------------------

INTEREST INCOME
  Interest and fees on loans                                                     $6,606         $7,314
  Interest on securities                                                          1,906          2,064
  Other interest income                                                               3             39
                                                                          -----------------------------

        TOTAL INTEREST INCOME                                                     8,515          9,417

INTEREST EXPENSE
  Interest on deposits                                                            2,338          2,995
  Interest on short-term borrowings                                                  52             95
  Interest on other borrowed funds                                                   52            118
                                                                          -----------------------------

       TOTAL INTEREST EXPENSE                                                     2,442          3,208

  Net interest income                                                             6,073          6,209
  Provision for loan losses                                                          40            150

  Non-interest income                                                             1,329          1,230
  Non-interest expense                                                            4,253          4,041
                                                                          -----------------------------

  Income before income tax expense                                                3,109          3,248

  Income tax expense                                                                881            956
                                                                          -----------------------------

Net income                                                                       $2,228         $2,292
                                                                          -----------------------------

Net income per share                                                              $0.47          $0.47
                                                                          -----------------------------

Dividends per share                                                               $0.18          $0.17
                                                                          -----------------------------

                              FINANCIAL HIGHLIGHTS

KEY MANAGEMENT RATIOS

                                                                                      MARCH 31,
(UNAUDITED)                                                                      2003           2002
-------------------------------------------------------------------------------------------------------

Net interest margin  (a) (b)                                                      4.39%          4.52%
Quarter end loan to deposit ratio                                                75.12%         77.28%
Loss allowance to quarter end loans                                               1.55%          1.53%
Return on average assets (a)                                                      1.46%          1.52%
Return on average equity (a)                                                     13.32%         14.49%
Total other expenses to average assets (a)                                        2.81%          2.79%
Total other income to average assets (a)                                          0.87%          0.82%
Net operating burden to average assets (a)                                        1.94%          1.97%

(a) Year to date results annualized.
(b) Net interest margin is calculated on a fully taxable equivalent basis